                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          Commission File No. 333-52812

                            COMMUNICATE NOW.COM INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   74-2945581
                                   ----------
                      (I.R.S. Employer Identification No.)

                  310 Kitty Hawk Rd., Universal City, TX 78148
          (Address of Principal Executive Offices, including ZIP Codes)

                  COMMUNICATE NOW.COM INC EMPLOYEE BENEFIT PLAN
                            (Full Title of the Plan)

           __________ _Charles Bitters _VP of Operations______________
           -----------------------------------------------------------
        __________310 Kitty Hawk Rd, Universal City, TX 78148____________
        -----------------------------------------------------------------
                                (210) 566-7327__
                                ----------------
            (Name, Address and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE

TITLE OF                         PROPOSED        PROPOSED
SECURITIES         AMOUNT        MAXIMUM         MAXIMUM       AMOUNT OF
TO BE              TO BE         OFFERING PRICE  AGGREGATE     REGISTRATION FEE
REGISTERED         REGISTERED    PER SHARE (1)   OFFERING PRICE

UNITS (each
 consisting of one
 share of common
 stock, $0.0001 par   12,500,000       .10          1,250,000.         115.
 value               _____________   $______       $_________        $______

(1) Calculation pursuant to Rule 457(c).

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by References.

         (a)   Registrant's latest Annual Report on Form 10-KSB
          for the fiscal year ended December 31, 2001.

         (b)   Registrant's Quarterly Report on Form 10-Q for the
         quarter ended March 31, 2002.

Item 4.  Descriptions of Securities.

            Communicate Now. Com Inc. Has only common stock.  One share one vote.
            The Company has no plans to issue preferred stock.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant's Articles of Incorporation, Bylaws and the Delaware
corporation statutes provide for indemnification of directors and officers against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8.  Exhibits

         5        Opinion re: legality of securities being registered.

         10       Communicate Now.Com Inc Employee Benefit Plan.

         24       Consent of Robert F. Flanagan, Esq.
                  filed as a part of Exhibit 5.

Item 9. Undertakings.

The Registrant hereby undertakes pursuant to Rule 512:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and, (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

     (b) For purposes of determining any liability under the Securities Act of
1933, each filing of the Registrant's Annual Report pursuant to Section 13(a)
and Section 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be tile initial bona fide offering thereof.

     (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the
Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Articles of Incorporation, Bylaws or statute, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed m the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX

Exhibit
Description
Page No.

5                 Opinion re:  legality of securities                5
                  being registered

10                Communicate Now.Com Inc.                           6
                  employee Benefit Plan

24                Consent of Robert F. Flanagan, Esq.,               5
                  filed as apart of Exhibit 5